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                                                                 EXHIBIT  11.02

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
      COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


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                                                                                           THREE MONTHS
                                                                                               ENDED
                                                                                              JUNE 30,
                                                                                   ----------------------------
                                                                                       1996            1995
                                                                                   ------------    ------------
                                                                                            (UNAUDITED)
COMPUTATION OF INCOME (LOSS) PER COMMON SHARE:
  Net income (loss).............................................................   $       (621)   $      1,083
  Dividend requirement on $2.4375 preferred stock* .............................         (1,402)         (1,314)
                                                                                   ------------    ------------
  Net loss applicable to common stock, net of preferred dividends* .............   $     (2,023)   $       (231)
                                                                                   ============    ============

INCOME (LOSS) PER COMMON SHARE--ASSUMING NO AND FULL DILUTION:
  Net income (loss).............................................................   $      (0.05)   $       0.09
  Dividend requirement on $2.4375 preferred stock* .............................          (0.10)          (0.10)
                                                                                   ------------    ------------
  Net loss per common share, net of preferred dividends* .......................   $      (0.15)   $      (0.01)
                                                                                   ============    ============

COMPUTATION OF WEIGHTED AVERAGE COMMON SHARES--
 PRIMARY AND FULLY DILUTED:
 Weighted average number of common shares outstanding ..........................     12,666,545      12,184,029
 Common shares issuable for warrants and under incentive stock option plan .....        890,250         680,750
 Less shares assumed repurchased with proceeds .................................       (500,035)       (333,954)
                                                                                   ------------    ------------

                                                                                     13,056,760      12,530,825
                                                                                   ============    ============
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*     The income/loss is decreased/increased by the undeclared, unpaid cumulative preferred stock dividends in calculating net income/loss attributable to the common shareholders.